Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated August 30, 2021, with respect to the financial statements of Omniome, Inc. incorporated herein by reference. Our report dated August 30, 2021 contains an explanatory paragraph that states that Omniome’s recurring losses from operations raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California

November 19, 2021